EXHIBIT 77I:

ON AUGUST 12, 2008, THE Y SHARES OF THE PREMIUM YIELD EQUITY FUND COMMENCED OPERATIONS. LISTED BELOW ARE DETAILS ON THE NEW SHARE CLASS.

This table describes the fees and expenses that you may pay if you buy and hold Class Y shares of the Fund.

              SHAREHOLDER FEES
(FEES PAID DIRECTLY FROM YOUR INVESTMENT)
--------------------------------------------------------------------------------
Wire Redemption Fee                                               Up to $15
--------------------------------------------------------------------------------
       ANNUAL FUND OPERATING EXPENSES
(EXPENSES THAT ARE DEDUCTED FROM FUND ASSETS)
--------------------------------------------------------------------------------
Management Fees                                                     0.70%
Distribution and/or Shareholder Services Fees                       none
Other Expenses(1)                                                   0.34%
Total Annual Fund Operating Expenses                                1.04%
Less Fee Waiver and/or Expense Reimbursement(2)                     0.09%
Net Expenses                                                        0.95%
--------------------------------------------------------------------------------

(1) "Other Expenses" are based on estimated amounts for the current fiscal year.

(2) Touchstone Advisors and the Trust have entered into an expense limitation agreement whereby Touchstone Advisors has contractually agreed to waive a portion of its fees and/or reimburse certain Fund expenses in order to limit ONet Expenses" (excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of Touchstone's business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940). This expense limitation will remain in effect until at least August 12, 2009. Touchstone Advisors, Inc. has no ability to recoup amounts waived or reimbursed. Pursuant to this agreement, "Net Expenses" for Class Y shares will not exceed 0.95%. However, for purposes of these waivers, the cost of "Acquired Fund Fees and Expenses," if any, is excluded from Touchstone Advisors, Inc.'s waiver obligations.

EXAMPLE. This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same (except that contractual fee waivers are reflected only for the length of the contractual limit, i.e., the first year in the example). Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1 Year                              $97
3 Years                            $322
--------------------------------------------------------------------------------

PURCHASING YOUR SHARES

Please read this Prospectus carefully and then determine how much you want to invest. You may purchase shares of the Fund directly from Touchstone or through your financial institution. If you purchase directly from Touchstone, you must complete an investment application. You can obtain an investment application from Touchstone, your financial institution, or by visiting our website at touchstoneinvestments.com.

MINIMUM INVESTMENT REQUIREMENTS. The minimum initial investment in Class Y shares of the Funds is $250,000. There is no minimum for additional purchases of Class Y shares. Touchstone may change these initial and additional investment minimums at any time.

For more information about how to purchase shares, call Touchstone at 1.800.543.0407.

INVESTOR ALERT: Touchstone reserves the right to restrict or reject any purchase request that it regards as disruptive to efficient portfolio management. For example, a purchase request could be rejected because of the timing of the investment or because of a history of excessive trading by the investor. (See "Market Timing Policy" in this Prospectus.)

BY MAIL OR THROUGH YOUR FINANCIAL ADVISOR

o Please make your check (drawn on a U.S. bank and payable in U.S. dollars) payable to the Touchstone Funds. We do not accept third party checks for initial investments.

o Send your check with the completed investment application by regular mail to Touchstone, P.O. Box 5354, Cincinnati, Ohio 45201-5354, or by overnight mail to Touchstone, c/o JPMorgan Chase Bank, N.A., 303 Broadway, Suite 900, Cincinnati, Ohio 45202-4203.

o Your application will be processed subject to your check clearing. If your check is returned for insufficient funds or uncollected funds, you may be charged a fee and you will be responsible for any resulting loss to the Fund.

o     You may also open an account through your financial advisor.

THROUGH A PROCESSING ORGANIZATION

You may also purchase shares of the Funds through a "processing organization," (e.g., a mutual fund supermarket) which is a broker-dealer, bank or other financial institution that purchases shares for its customers. Some of the Touchstone Funds have authorized certain processing organizations ("Authorized Processing Organizations") to receive purchase and sales orders on their behalf. Before investing in the Funds through a processing organization, you should read any materials provided by the processing organization together with this Prospectus. You should also ask the processing organization if they are authorized by Touchstone to receive purchase and sales orders on their behalf. If the processing organization is not authorized, then your sales order could be rejected which could subject your investment to market risk. When shares are purchased with an Authorized Processing Organization, there may be various differences compared to investing directly with Touchstone. The Authorized Processing Organization may:

      o     Charge a fee for its services

      o     Act as the shareholder of record of the shares

      o     Set different minimum initial and additional investment requirements

      o     Impose other charges and restrictions

      o Designate intermediaries to accept purchase and sales orders on the Funds' behalf

Touchstone considers a purchase or sales order as received when an Authorized Processing Organization, or its authorized designee, receives the order in proper form. These orders will be priced based on the Fund's NAV or offering price (which is NAV plus any applicable sales charge), if applicable, next computed after such order is received in proper form by an Authorized Processing Organization, or its authorized designee. A purchase or sales order transmitted through an entity that is not an Authorized Processing Organization, or its authorized designee, may be rejected.

Shares held through a processing organization may be transferred into your name following procedures established by your processing organization and Touchstone. Certain processing organizations may receive compensation from the Funds, Touchstone, Touchstone Advisors or their affiliates.

It is the responsibility of the processing organization to transmit properly completed orders so that they will be received by Touchstone in a timely manner.

OPENING AN ACCOUNT

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING AN ACCOUNT

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. What this means for you: When you open an account, we will ask for your name, residential address, date of birth, government identification number and other information that will allow us to identify you. We may also ask to see your driver's license or other identifying documents. If we do not receive these required pieces of information, there may be a delay in processing your investment request, which could subject your investment to market risk. If we are unable to immediately verify your identity, the Fund may restrict further investment until your identity is verified. However, if we are unable to verify your identity, the Fund reserves the right to close your account without notice and return your investment to you at the price determined at the end of business (usually 4:00 p.m. eastern time ("ET")) on the day that your account is closed. If we close your account because we are unable to verify your identity, your investment will be subject to market fluctuation, which could result in a loss of a portion of your principal investment.

CLASS Y SHARES

Class Y shares of the Fund are sold at NAV without an initial sales charge so that the full amount of your purchase payment may be immediately invested in the Fund.

o The minimum amount for initial investments in Class Y shares of the Fund is $250,000. There is no minimum amount for additional investments.

o You may invest in Class Y shares by establishing an account through financial institutions that have appropriate selling agreements with Touchstone.

o Before investing in the Fund through your financial institution, you should read any materials provided by your financial institution together with this Prospectus.

o Your financial institution will act as the shareholder of record of your Class Y shares.

o Touchstone reserves the right to restrict or reject any purchase request that it regards as disruptive to efficient portfolio management. For example, a purchase request could be rejected because of the timing of the investment or because of a history of excessive trading by the investor. (See "Market Timing Policy" in this Prospectus.)

o Purchase orders received by financial institutions by the close of the regular session of trading on the New York Stock Exchange ("NYSE"), generally 4:00 p.m. ET, are processed at that day's net asset value ("NAV"). Purchase orders received by financial institutions after the close of the regular session of trading on the NYSE are processed at the NAV next determined on the following business day. It is the responsibility of the financial institution to transmit orders that will be received by Touchstone in proper form and in a timely manner.

o Touchstone considers a purchase or sales order as received when an authorized financial institution, or its authorized designee, receives the order in proper form. These orders will be priced based on the Fund's NAV next computed after such order is received in proper form.

o Financial institutions may set different minimum initial and additional investment requirements, may impose other restrictions or may charge you fees for their services.

o Financial institutions may designate intermediaries to accept purchase and sales orders on the Fund's behalf.

o Your financial institutions may receive compensation from the Fund, Touchstone, Touchstone Advisors or their affiliates.

o     For more information about how to purchase shares, call Touchstone at
      1.800.543.0407 or call your financial institution.

PRICING OF PURCHASES

We price direct purchases in the Funds based upon the next determined public offering price (NAV plus any applicable sales charge) after your order is received. Direct purchase orders received by Touchstone, or an Authorized Processing Organization, by the close of the regular session of trading on the New York Stock Exchange ("NYSE"), generally 4:00 p.m. ET, are processed at that day's public offering price. Direct purchase orders received by Touchstone, or an Authorized Processing Organization, after the close of the regular session of trading on the NYSE, generally 4:00 p.m. ET, are processed at the public offering price next determined on the following business day. It is the responsibility of Touchstone's Authorized Processing Organization to transmit orders that will be received by Touchstone in proper form and in a timely manner.

ADDING TO YOUR ACCOUNT

BY CHECK

o Complete the investment form provided at the bottom of a recent account statement.

o Make your check (drawn on a U.S. bank and payable in U.S. dollars) payable to the Touchstone Funds.

o     Write your account number on the check.

o Either: (1) Mail the check with the investment form to Touchstone; or (2) Mail the check directly to your financial advisor at the address printed on your account statement. Your financial advisor is responsible for forwarding payment promptly to Touchstone.

o If your check is returned for insufficient funds or uncollected funds, you may be charged a fee and you will be responsible for any resulting loss to the Fund.

BY WIRE

o     Contact Touchstone or your financial advisor for further instructions.

o Contact your bank and ask it to wire federal funds to Touchstone. Specify your name and account number when remitting the funds.

o     Your Bank may charge a fee for handling wire transfers.

o Purchases in the Funds will be processed at that day's NAV (or public offering price, if applicable) if Touchstone receives a properly executed wire by the close of the regular session of trading on the NYSE, generally 4:00 p.m. ET, on a day when the NYSE is open for regular trading.

PURCHASES WITH SECURITIES

Shares may be purchased by tendering payment in-kind in the form of marketable securities, including but not limited to, shares of common stock, provided the acquisition of such securities is consistent with the applicable Fund's investment goal and is otherwise acceptable to Touchstone Advisors.

AUTOMATIC INVESTMENT OPTIONS

The various ways that you can automatically invest in the Funds are outlined below. Touchstone does not charge any fees for these services. For further details about these services, call Touchstone at 1.800.543.0407.

REINVESTMENT/CROSS REINVESTMENT. Dividends and capital gains can be automatically reinvested in the Fund that pays them or in another Touchstone Fund within the same class of shares without a fee or sales charge. Dividends and capital gains will be reinvested in the Fund that pays them, unless you indicate otherwise on your investment application. You may also choose to have your dividends or capital gains paid to you in cash. If you elect to receive dividends and distributions in cash and the payment (1) is returned and marked as "undeliverable" or (2) is not cashed for six months, your cash election will be changed automatically and future dividends will be reinvested in the Fund at the per share net asset value determined as of the date of payment. In addition, any undeliverable checks or checks that are not cashed for six months will be cancelled and then reinvested in the Fund at the per share net asset value determined as of the date of cancellation.

DIRECT DEPOSIT PURCHASE PLAN. You may automatically invest Social Security checks, private payroll checks, pension pay outs or any other pre-authorized government or private recurring payments in the Funds.

SELLING YOUR SHARES

You may sell some or all of your shares on any day that the Fund calculates its NAV. If your request is received by Touchstone, or an Authorized Processing Organization, in proper form by the close of regular trading on the NYSE (usually 4:00 p.m. ET), you will receive a price based on that day's NAV for the shares you sell. Otherwise, the price you receive will be based on the NAV that is next calculated.

BY TELEPHONE

o You can sell or exchange your shares over the telephone, unless you have specifically declined this option. If you do not wish to have this ability, you must mark the appropriate section of the investment application. You may only sell shares over the telephone if the amount is less than $100,000.

o     To sell your Fund shares by telephone, call Touchstone at 1.800.543.0407.

o If we receive your sale request by the close of the regular session of trading on the NYSE, generally 4:00 p.m. ET, on a day when the NYSE is open for regular trading, the sale of your shares will be processed at the next determined NAV on that day. Otherwise it will occur on the next business day.

o Interruptions in telephone service could prevent you from selling your shares by telephone when you want to. When you have difficulty making telephone sales, you should mail to Touchstone (or send by overnight delivery), a written request for the sale of your shares.

o In order to protect your investment assets, Touchstone will only follow instructions received by telephone that it reasonably believes to be genuine. However, there is no guarantee that the instructions relied upon will always be genuine and Touchstone will not be liable, in those cases. Touchstone has certain procedures to confirm that telephone instructions are genuine. If it does not follow such procedures in a particular case, it may be liable for any losses due to unauthorized or fraudulent instructions. Some of these procedures may include:

      o     Requiring personal identification

      o Making checks payable only to the owner(s) of the account shown on Touchstone's records

      o Mailing checks only to the account address shown on Touchstone's records

      o Directing wires only to the bank account shown on Touchstone's records

      o Providing written confirmation for transactions requested by telephone

      o     Digitally recording instructions received by telephone

BY MAIL

o     Write to Touchstone.

o     Indicate the number of shares or dollar amount to be sold.

o     Include your name and account number.

o Sign your request exactly as your name appears on your investment application.

o You may be required to have your signature guaranteed (See "Signature Guarantees" in this Prospectus for more information).

BY WIRE

o     Complete the appropriate information on the investment application.

o Redemption proceeds will only be wired to a commercial bank or brokerage firm in the United States.

o Your redemption proceeds may be deposited without a charge directly into your bank account through an ACH transaction. Contact Touchstone for more information.

THROUGH A SYSTEMATIC WITHDRAWAL PLAN

o You may elect to receive, or send to a third party, withdrawals of $50 or more if your account value is at least $5,000.

o     Withdrawals can be made monthly, quarterly, semiannually or annually.

o     There is no special fee for this service.

SPECIAL TAX CONSIDERATION

Systematic withdrawals may result in the sale of your shares at a loss or may result in taxable investment gains.

THROUGH YOUR FINANCIAL ADVISOR OR PROCESSING ORGANIZATION

o You may also sell shares by contacting your financial advisor or processing organization, which may charge you a fee for this service. Shares held in street name must be sold through your financial advisor or, if applicable, the processing organization.

o Your financial advisor or processing organization is responsible for making sure that sale requests are transmitted to Touchstone in proper form and in a timely manner.

SPECIAL TAX CONSIDERATION

Selling your shares may cause you to incur a taxable gain or loss.

INVESTOR ALERT: Unless otherwise specified, proceeds will be sent to the record owner at the address shown on Touchstone's records.

SIGNATURE GUARANTEES

Some circumstances require that your request to sell shares be made in writing accompanied by an original Medallion Signature Guarantee. A Medallion Signature Guarantee helps protect you against fraud. You can obtain one from most banks or securities dealers, but not from a notary public. Some circumstances that may require an original Medallion Signature Guarantee include:

o     Proceeds from the sale of shares of $100,000 or more

o Proceeds to be paid when information on your account has been changed within the last 30 days (including a change in your name or your address, or the name or address of a payee)

o     Proceeds are being sent to an address other than the address of record

o Proceeds or shares are being sent/transferred from unlike registrations such as a joint account to an individual's account

o Sending proceeds via wire or ACH when bank instructions have been added or changed within 30 days of your redemption request

o Proceeds or shares are being sent/transferred between accounts with different account registrations

RECEIVING SALE PROCEEDS

Touchstone will forward the proceeds of your sale to you (or to your financial advisor or processing organization) within 7 days (normally within 3 business days) after receipt of a proper request.

PROCEEDS SENT TO FINANCIAL ADVISORS OR PROCESSING ORGANIZATIONS. Proceeds that are sent to your financial advisor or processing organization will not usually be reinvested for you unless you provide specific instructions to do so. Therefore, the financial advisor or processing organization may benefit from the use of your money.

FUND SHARES PURCHASED BY CHECK. We may delay mailing your redemption proceeds for shares you recently purchased by check until your check clears, which may take up to 15 days. If you need your money sooner, you should purchase shares by bank wire.

LOW ACCOUNT BALANCES. If your balance falls below the minimum amount required for your account, based on actual amounts you have invested (as opposed to a reduction from market changes), your account may be subject to an annual account maintenance fee or Touchstone may sell your shares and send the proceeds to you. Touchstone will notify you if your shares are about to be sold and you will have 30 days to increase your account balance to the minimum amount.

DELAY OF PAYMENT. It is possible that the payment of your sale proceeds could be postponed or your right to sell your shares could be suspended during certain circumstances. These circumstances can occur:

o     When the NYSE is closed on days other than customary weekends and holidays

o     When trading on the NYSE is restricted

o When an emergency situation causes a Sub-Advisor to not be reasonably able to dispose of certain securities or to fairly determine the value of a Fund's net assets

o     During any other time when the SEC, by order, permits

REDEMPTION IN KIND. Under unusual circumstances, when the Board of Trustees deems it appropriate, a Fund may make payment for shares redeemed in portfolio securities of the Fund taken at current value. Shareholders may also incur transaction and brokerage costs when they sell the securities.

ON SEPTEMBER 29, 2008, THE TOUCHSTONE INTERNATIONAL GROWTH FUND COMMENCED OPERATIONS. LISTED BELOW ARE DETAILS OF THE NEW FUND.

THE FUND'S INVESTMENT GOAL

The Touchstone International Growth Fund seeks long-term capital growth.

ITS PRINCIPAL INVESTMENT STRATEGIES

The Touchstone International Growth Fund invests, under normal conditions, at least 80% of its total assets in foreign stocks and American Depositary Receipts ("ADRs") of companies without regard to market capitalization. The Fund may invest in common and/or preferred stocks, securities convertible into common and/or preferred stocks, and warrants to purchase common and/or preferred stocks. This is a non-fundamental policy that the Fund can change upon 60 days' prior notice to shareholders.

The Fund is non-diversified and may invest a significant percentage of its assets in the securities of one issuer. The Fund may invest up to 10% of its total assets in the securities of one company and up to 25% of its total assets in the securities of one industry. The Fund's investments may include companies in the technology sector.

The Sub-Advisor seeks to identify and select inefficiently priced securities with strong appreciation potential by employing a proprietary investment process. The Sub-Advisor's proprietary investment process is primarily a disciplined quantitative, objective, "bottom-up," process and contains the following three steps. In the first step of the investment process, the Sub-Advisor calculates and analyzes a "reward/risk ratio" for each potential investment. The reward/risk ratio is designed to identify stocks with above average potential returns and adjusted for risk. In the second step of the investment process, the Sub-Advisor applies two or more sets of fundamental criteria to identify attractive stocks among those with favorable reward/risk ratios. Examples of these criteria include earnings growth, profit margins, reasonable price/earnings ratios based on expected future earnings, and various other fundamental criteria. Stocks with a combination of the applicable criteria are further considered in the third and final step of the investment process. The third step of the investment process addresses the construction of the portfolio. First, countries are analyzed for their reward/risk potential and weighted accordingly. Secondly, stocks are weighted utilizing a disciplined methodology.

Every quarter the Sub-Advisor evaluates the fundamental criteria used in the second step of the investment process. The criteria included in this step and the relative weightings of each fundamental criterion are adjusted as necessary. This allows the Sub-Advisor to monitor which criteria appear to be in favor in the financial markets. If a security does not meet the requirements of each step of the Sub-Advisor's investment process, then the Sub-Advisor will evaluate the security and, if necessary, replace it.

THE KEY RISKS

Since it purchases common stocks, the Fund is subject to the risk that stock prices will fall over short or extended periods of time. Historically, the equity markets have moved in cycles. The value of the Fund's equity securities may fluctuate from day to day. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The prices of securities issued by these companies may decline in response to such developments, which could result in a decline in the value of the Fund's shares. These factors contribute to price volatility, which is the principal risk of investing in the Fund. The Fund is also subject to the risk that its market segment, foreign equity securities, may underperform other equity market segments or the equity markets as a whole. In addition, common stocks represent a share of ownership in a company, and rank after bonds and preferred stock in their claim on the company's assets in the event of liquidation.

Preferred stock represents an equity or ownership interest in an issuer that pays dividends at a specified rate and that has precedence over common stock in the payment of dividends. In the event an issuer is liquidated or declares bankruptcy, the claims of owners of bonds take precedence over the claims of those who own preferred and common stock. If interest rates rise, the fixed dividend on preferred stocks may be less attractive, causing the price of preferred stocks to decline. Preferred stock may have mandatory sinking fund provisions, as well as provisions allowing the stock to be called or redeemed prior to its maturity, which can have a negative impact on the stock's price when interest rates decline.

The Fund is subject to the risk that small and medium capitalization stocks may underperform other types of stocks or the equity markets as a whole. Moreover, the medium and smaller capitalization companies in which the Fund invests may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, these medium and small companies may have more limited product lines, markets and financial resources, and may depend upon a relatively small management group. Therefore, medium and small cap company stocks may be more volatile than stocks of larger companies.

Investing in foreign securities poses additional risks since political and economic events unique in a country or region will affect those markets and their issuers. These events will not necessarily affect the U.S. economy or similar issuers located in the United States. In addition, investments in foreign securities are generally denominated in foreign currency. As a result, changes in the value of those currencies compared to the U.S. dollar may affect (positively or negatively) the value of the Fund's investments. These currency movements may happen separately from, or in response to, events that do not otherwise affect the value of the security in the issuer's home country. There is a risk that foreign securities may not be subject to accounting standards or governmental supervision comparable to U.S. companies and that less public information about their operations may exist. There is risk associated with the clearance and settlement procedures in non-U.S. markets, which may be unable to keep pace with the volume of securities transactions and may cause delays. Foreign markets may be less liquid and more volatile than U.S. markets and offer less protection to investors. Over-the-counter securities may also be less liquid than exchange-traded securities.

Foreign receipts, which include ADRs, are securities that evidence ownership interests in a security or a pool of securities issued by a foreign issuer. ADRs may be available through "sponsored" or "unsponsored" facilities. A sponsored facility is established jointly by the issuer of the security underlying the receipt and a depositary, whereas an unsponsored facility may be established by a depositary without participation by the issuer of the underlying security. The depositary of an unsponsored facility frequently is under no obligation to distribute shareholder communications received from the issuer of the deposited security or to pass through voting rights with respect to the deposited security.

Emerging market countries are countries that the World Bank or the United Nations considers to be emerging or developing. Emerging markets may be more likely to experience political turmoil or rapid changes in market or economic conditions than more developed countries. In addition, the financial stability of issuers (including governments) in emerging market countries may be more precarious than in other countries. As a result, there will tend to be an increased risk of price volatility associated with the Fund's investments in emerging market countries, which may be magnified by currency fluctuations relative to the U.S. dollar.

The Fund is non-diversified, which means that it may invest a greater percentage of its assets than other mutual funds in the securities of a limited number of issuers. The use of a non-diversified investment strategy may increase the volatility of the Fund's investment performance, as the Fund may be more susceptible to risks associated with a single economic, political or regulatory event than a diversified fund.

Frequent and active trading may result in greater expenses to the Fund and may generate more taxable short-term gains for shareholders, which may lower the Fund's performance.

This Fund should only be purchased by investors seeking long-term capital appreciation who can withstand the share price volatility of international equity investing. As with any mutual fund, there is no guarantee that the Fund will achieve its investment goal. You can find more information about the Fund's investments and risks under the "Investment Strategies and Risks" section of this Prospectus.

THE FUND'S PERFORMANCE

The bar chart and performance table below illustrate some indication of the risks and volatility of investing in the Fund. This bar chart shows changes in performance (before taxes) of the Fund's Class A shares for each calendar year since inception. The bar chart does not reflect any sales charges, which would reduce your return. The returns for Class C shares offered by the Fund will be lower than the Class A returns shown in the bar chart since Class C shares have higher 12b-1 distribution fees. The Fund's past performance (before and after taxes) does not necessarily indicate how the Fund will perform in the future.

Touchstone International Growth Fund - Class A Total Returns*

2001       2002      2003     2004     2005     2006     2007

-19.38%    -11.22%   35.82%   14.29%   14.57%   23.01%   22.77%

                                                                    Best Quarter
                                                       2nd Quarter 2003 - 21.06%

                                                                   Worst Quarter
                                                      3rd Quarter 2001 - -17.39%


*Effective as of the close of business on September 27, 2008, all of the assets and liabilities of the Navellier International Growth Portfolio, a series of The Navellier Millennium Funds, were transferred to the Touchstone International Growth Fund, for which shareholders of the Navellier International Growth Portfolio received Class A shares of the Touchstone International Growth Fund. The performance and accounting history of the Navellier International Growth Portfolio have been assumed by the Touchstone International Growth Fund and are reflected in the bar chart above and performance table shown below.

This table compares the Fund's average annual total returns (before and after taxes) for the period ended December 31, 2007, to those of the MSCI EAFE Index and MSCI EAFE Growth Index. On September 15, 2008, the Fund changed its comparative index from the MSCI EAFE Index to the MSCI EAFE Growth Index because the MSCI EAFE Growth Index more accurately reflects the Fund's portfolio composition. After-tax returns are calculated using the highest individual federal income tax rate and do not reflect the impact of state and local taxes. Your after-tax returns may differ from those shown. The returns do not apply to shares held in an IRA, 401(k) or other tax-deferred account. The after-tax returns shown in the table are for Class A shares only. The after-tax returns for other classes of shares offered by the Fund will differ from the Class A after-tax returns. Return information for Class C shares is not included since the Class C shares began operations on September 29, 2008. Return information for Class C shares will be included once the class has completed one full calendar year of operations. The returns in the table have been adjusted to reflect the maximum sales charge of 5.75% for the Fund.

Average Annual Total Returns
For the period ended December 31, 2007

                                                        1 Year      5 Years      Since Inception(1)
TOUCHSTONE INTERNATIONAL GROWTH FUND - CLASS A
----------------------------------------------------------------------------------------------------
Return Before Taxes                                     15.71%       14.84%           -1.26%
Return After Taxes on Distributions                     14.33%       14.28%           -1.61%
Return After Taxes on Distributions
    and Sale of Fund Shares                              9.07%       12.41%           -1.98%
MSCI EAFE Growth Index(2)                               16.84%       20.25%            4.37%
MSCI EAFE Index(3)                                      11.63%       22.08%            7.08%
----------------------------------------------------------------------------------------------------

(1)   Class A shares began operations on September 5, 2000.

(2) The MSCI EAFE Growth Index is an unmanaged index, designed by Morgan Stanley, of growth-oriented equities in the developed countries of Europe, Australasia, and the Far East. It is considered representative of growth-oriented international stocks. The Index reflects no deductions for fees, expenses or taxes. You cannot invest directly in an index.

(3) The MSCI EAFE Index is an unmanaged index, designed by Morgan Stanley, of equities in the developed countries of Europe, Australasia, and the Far East. It is considered representative of the international stock market in general. The Index reflects no deductions for fees, expenses or taxes. You cannot invest directly in an index.

WHAT IS AN INDEX?

An index measures the market price of a specific group of securities in a particular market of securities in a market sector. You cannot invest directly in an index. An index does not have an investment advisor and does not pay any commissions, expenses or taxes. If an index had expenses, its performance would be lower.

THE FUND'S FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold Class A and Class C shares of the Fund.

            SHAREHOLDER FEES
(FEES PAID DIRECTLY FROM YOUR INVESTMENT)
                                                        CLASS A       CLASS C
--------------------------------------------------------------------------------
Maximum Sales Charge Imposed on Purchases
    (as a percentage of offering price)                 5.75%(1)       None
--------------------------------------------------------------------------------
Maximum Deferred Sales Charge
    (as a percentage of original purchase price
    or the amount redeemed, whichever is less)          None(2)       1.00%(3)
--------------------------------------------------------------------------------
Wire Redemption Fee                                    Up to $15     Up to $15

       ANNUAL FUND OPERATING EXPENSES
(EXPENSES THAT ARE DEDUCTED FROM FUND ASSETS)
Management Fees                                         0.90%          0.90%
Distribution and/or Shareholder Service Fees            0.25%          1.00%
Other Expenses(4)                                       4.61%          4.61%
-------------------------------------------------------------------------------
TOTAL ANNUAL FUND OPERATING EXPENSES                    5.76%          6.51%
Less Fee Waivers and Expense Reimbursements(5)          4.41%          4.41%
-------------------------------------------------------------------------------
NET EXPENSES                                            1.35%          2.10%
-------------------------------------------------------------------------------

(1) You may pay a reduced sales charge on very large purchases. (See "Reduced Class A Sales Charge" in this Prospectus.)

(2) Purchases of $1 million or more do not pay a front-end sales charge, but may pay a contingent deferred sales charge ("CDSC") of 1.00% if shares are redeemed within 1 year of their purchase and compensation was paid to an unaffiliated broker-dealer.

(3) The 1.00% CDSC is not applicable if shares are held for 1 year or longer and may be waived under other circumstances described in this Prospectus.

(4) "Other Expenses" are based on estimated amounts for the current fiscal year.

(5) Touchstone Advisors and the Trust have entered into an expense limitation agreement whereby Touchstone Advisors has contractually agreed to waive a portion of its fees and/or reimburse certain Fund expenses in order to limit annual fund operating expenses (excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of Touchstone's business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940). This expense limitation will remain in effect until at least September 30, 2009. Touchstone Advisors, Inc. has no ability to recoup amounts waived or reimbursed. Pursuant to this agreement, "Net Expenses" for Class A shares and Class C shares (including Rule 12b-1 fees) will not exceed 1.35% and 2.10%, respectively. However, for purposes of these waivers, the cost of "Acquired Fund Fees and Expenses," if any, is excluded from Touchstone Advisors, Inc.'s waiver obligations.

EXAMPLE. This example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The example assumes that your investment has a 5% return each year, that the Fund's operating expenses remain the same (except that contractual fee waivers are reflected only for the length of the contractual limit, i.e., the first year in the example) and that you reinvest all dividends and distributions. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

                                                             Class C Shares
                   Class A Shares     Class C Shares    (Assuming No Redemption)
1 Year                  $705                 $313                  $213
3 Years               $1,821               $1,533                $1,533
5 Years               $2,921               $2,813                $2,813
10 Years              $5,599               $5,847                $5,847

--------------------------------------------------------------------------------

THE FUND'S FEES AND EXPENSES

This table describes the fees and expenses that you may pay if you buy and hold Class Y shares of the Fund.

             SHAREHOLDER FEES
(FEES PAID DIRECTLY FROM YOUR INVESTMENT)
--------------------------------------------------------------------------------
Wire Redemption Fee                                                 Up to $15
--------------------------------------------------------------------------------
      ANNUAL FUND OPERATING EXPENSES
(EXPENSES THAT ARE DEDUCTED FROM FUND ASSETS)
--------------------------------------------------------------------------------
Management Fees                                                       0.90%
Distribution and/or Shareholder Services Fees                         none
Other Expenses(1)                                                     4.61%
TOTAL ANNUAL FUND OPERATING EXPENSES                                  5.51%
Less Fee Waiver and/or Expense Reimbursement(2)                       4.41%
NET EXPENSES                                                          1.10%
--------------------------------------------------------------------------------

(1) "Other Expenses" are based on estimated amounts for the current fiscal year.

(2) Touchstone Advisors and the Trust have entered into an expense limitation agreement whereby Touchstone Advisors has contractually agreed to waive a portion of its fees and/or reimburse certain Fund expenses in order to limit annual fund operating expenses (excluding interest, taxes, brokerage commissions, other expenditures which are capitalized in accordance with generally accepted accounting principles, other extraordinary expenses not incurred in the ordinary course of Touchstone's business, and amounts, if any, payable pursuant to a plan adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940). This expense limitation will remain in effect until at least September 30, 2009. Touchstone Advisors, Inc. has no ability to recoup amounts waived or reimbursed. Pursuant to this agreement, "Net Expenses" for Class Y shares will not exceed 1.10%. However, for purposes of these waivers, the cost of "Acquired Fund Fees and Expenses," if any, is excluded from Touchstone Advisors, Inc.'s waiver obligations.

EXAMPLE. This Example is intended to help you compare the cost of investing in the Fund with the cost of investing in other mutual funds. The Example assumes that you invest $10,000 in the Fund for the time periods indicated and then redeem all of your shares at the end of those periods. The Example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same (except that contractual fee waivers are reflected only for the length of the contractual limit, i.e., the first year in the example). Although your actual costs may be higher or lower, based on these assumptions your costs would be:

1 Year                                 $112
3 Years                               $1,251
5 Years                               $2,379
10 Years                              $5,148
--------------------------------------------------------------------------------